Exhibit 99.1

Internal Memorandum

Date: Friday, April 3, 2020

To:	Delta Colleagues Worldwide

From:	Ed Bastian, CEO

Subject:	Looking Ahead

This week we closed the books on the first quarter of 2020, and it was unlike any quarter in Delta’s history. We know that the second quarter will be even more difficult than the first as the pandemic continues to evolve. We’ll get through it by sticking to our shared values of honesty, perseverance and service to each other, our customers and our communities.

Those values start by ensuring we put health and safety first – now more than ever. That applies especially to those of you who are in higher-risk categories because of age or underlying health conditions. If you are particularly vulnerable, you should not be at work – we have options that help protect you financially to keep you at home and healthy. You have my full support and that of your managers to ensure you protect your health. Nothing is more important.

As we move into April, we continue to see our passenger volumes and revenues drop. For example, on Saturday we had about 38,000 customers flying, versus our normal late-March Saturday of 600,000. Unfortunately, even as Delta is burning more than $60 million in cash every day, we know we still haven’t seen the bottom.

We continue to shrink our network as demand falls and will operate just enough flying to maintain essential services. This month our schedule will be at least 80 percent smaller than originally planned, with 115,000 flights cancelled. I wish I could predict this would end soon, but the reality is we simply don’t know how long it will take before the virus is contained and customers are ready to fly again.

The passage of the CARES Act, which provides emergency relief for airline employees nationwide, was welcome news. We submitted our application this morning to Treasury Secretary Steven Mnuchin for our share of the worker-protection grants. We appreciate the decisive action of our nation’s leaders to protect our people.

But those funds alone are not nearly enough. We are expecting our revenue in the second quarter to be down 90 percent. Without the self-help actions we are taking to save costs and raise new financing, that money would be gone by June.

In true Delta fashion, thousands of you have stepped up to help protect Delta jobs, preserve our cash and get us through the next few months. An extraordinary 30,000 of you have volunteered for unpaid leaves of absence. My deepest thanks goes to every single one of you. That is the most important action you can take to support our company. We continue to need more volunteers, and this week announced longer-term opportunities of leaves lasting six, nine and 12 months. Please consider whether a short- or long-term leave makes sense for you and your family at this time.

In addition, with the operation significantly reduced, the 25 percent short-term reduction in hours for both merit and hourly ground-based employees is essential to protecting Delta for the long term. And we’re saving billions of dollars in cash by pausing capital projects, consolidating airport facilities, delaying non-essential maintenance and reviewing every expense across the operation.

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Amid this unprecedented effort, I’ve heard countless stories of Delta heroes across all of our work groups and divisions. Just a few examples:

•	Despite unprecedented volumes, our Res & Care team achieved their highest customer satisfaction scores in Delta history in March, with NPS up 11 points year over year.
•	Delta teams from TechOps, Flight Ops and the OCC have safely and securely parked more than 450 of the 600 aircraft that will be parked in April. Using scarce airport space across our system and at other U.S. storage facilities, this will enable a quick return to active flying when the time is right.
•	The professionals in Supply Chain are managing our relationships with vendors as our needs shift dramatically to reflect our temporary smaller footprint.
•	Our government affairs team has worked diligently for weeks to secure passage of much-needed emergency relief for the airline industry in the CARES Act.
•	Teams in HR, Finance and Corporate Communications are working around the clock to respond to the ever-changing landscape and safeguard our company and our people.
•	Our ACS, Cargo and IFS teams continue keeping our customers and each other safe while they provide essential services.

Delta continues to be front and center in the global response to the virus, with free flights for medical workers, cargo shipments of much-needed medical supplies, and repatriating thousands of people worldwide back to their homes among other efforts.

You are also showing the Delta spirit across your communities during this time of crisis. Just this week I learned about Cristina, who works in IT in Minneapolis and is spending her free time sewing re-usable face masks for medical workers. Thank you, Cristina, for your dedication to service and community – you’re yet another example of how Delta people are connecting the world even in times like these.

I know that many of you have been affected in some way by this virus. Whether it’s you personally, a friend or family member, my heart and prayers are with you and your loved ones. If you haven’t done so already, I also encourage anyone to take advantage of our free Resources for Living (formerly known as Delta’s Employee Assistance Program) online or via phone at any time.

I have never been more proud to be part of this Delta family, and never so humbled to be your leader. I’ll be in touch soon with another update and look forward to taking your questions at another virtual Town Hall next week. In the meantime, please keep your safety and the safety of your colleagues and loved ones top of mind at all times – nothing is more important.

We will all get through this together.

Ed

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